SPAN-AMERICA MEDICAL SYSTEMS, INC.
Post Office Box 5231
Greenville, South Carolina 29606-5231

____________________________________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

February 28, 2006
____________________________________________________

TO THE SHAREHOLDERS OF SPAN-AMERICA MEDICAL SYSTEMS, INC.

Notice is hereby given that the Annual Meeting of Shareholders (the “Annual Meeting”) of Span-America Medical Systems, Inc. (the “Company”), will be held at the Company’s headquarters at 70 Commerce Center, Greenville, South Carolina, on February 28, 2006, at 9:00 a.m., for the purpose of considering and acting upon the following matters:

(1)	the election of three directors;

(2)
a shareholder proposal that has the effect of recommending to the Company’s Board of Directors that they approve and propose to shareholders an amendment to the Company’s Articles of Incorporation to “de-stagger” the Company’s Board of Directors; and

(3)	the transaction of such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on December 21, 2005 as the record date for the determination of the shareholders entitled to notice of, and to vote at, the Annual Meeting.

YOU ARE REQUESTED TO COMPLETE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON. THE PROXY WILL BE RETURNED TO ANY SHAREHOLDER WHO IS PRESENT IN PERSON AND REQUESTS SUCH RETURN.

By Order of the Board of Directors, /s/ Richard C. Coggins Richard C. Coggins Secretary

January 24, 2006
Greenville, South Carolina

Please Return the Enclosed Proxy Immediately

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Post Office Box 5231
Greenville, South Carolina 29606-5231
(864) 288-8877

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
February 28, 2006

Solicitation of Proxies

This Notice of Annual Meeting, Proxy Statement and Proxy (these “Proxy Materials”) are being furnished to shareholders in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Span-America Medical Systems, Inc. (the “Company”), to be voted at the annual meeting of shareholders (the “Annual Meeting”) to be held at 9:00 a.m. on February 28, 2006 at the Company’s headquarters at 70 Commerce Center, Greenville, South Carolina. The approximate mailing date of these Proxy Materials is January 27, 2006.

Voting at the Annual Meeting

Shareholders of record at the close of business on December 21, 2005 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. At the close of business on such record date, there were outstanding 2,639,095 shares of the Company’s no par value common stock (the “Common Stock”). The Common Stock is the only class of voting securities of the Company. Holders of shares of Common Stock are entitled to one vote for each share held on the Record Date on all matters presented for action by the shareholders. The presence, either in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock of the Company as of the Record Date is necessary to constitute a quorum at the Annual Meeting. All shares represented by valid proxies received prior to the Annual Meeting and not revoked before they are exercised will be voted in accordance with specifications thereon. If no contrary instructions are indicated, all shares represented by a proxy will be voted (i) FOR the election to the Board of Directors of the nominees described herein, (ii) AGAINST the shareholder proposal regarding “de-staggering” the Board of Directors and (iii) in the discretion of the proxy holders as to all other matters that may properly come before the Annual Meeting or any adjournment thereof.

Shares will be tabulated by inspectors of election appointed by the Company, with the aid of the Company’s transfer agent. The inspectors will not be directors or nominees for director. The inspectors shall determine, among other things, the number of shares represented at the Annual Meeting, the existence of a quorum and the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, determine the result, and do such acts as are proper to conduct the election and vote with fairness to all shareholders. Directors are elected by a plurality of votes. Abstentions and broker non-votes are each included in the determination of the number of shares present at the meeting. Abstentions and broker non-votes will have no effect on the election of directors or the vote on the shareholder proposal regarding de-staggering the Board.

Revocation of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by: (i) filing with the secretary of the Company, at or before the Annual Meeting, a written notice of revocation bearing a later date than the proxy; (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the secretary of the Company at or before the Annual Meeting; or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice revoking a proxy should be sent to: Span-America Medical Systems, Inc., Post Office Box 5231, Greenville, South Carolina 29606-5231, Attention: Secretary.

ELECTION OF DIRECTORS

The number of the Company’s directors is currently set at nine persons in accordance with the Company’s Articles of Incorporation. As provided in the Company’s Articles of Incorporation, the Board is divided into three classes of directors, with each class being comprised of three persons who serve three-year terms. Accordingly, as set forth below, management has nominated Guy R. Guarch, Thomas D. Henrion and Linda D. Norman to serve as directors for terms that will expire at the earlier of the 2009 annual meeting of shareholders or when their successors are duly elected.

Unless authority to vote with respect to the election of one or more nominees is “WITHHELD,” it is the intention of the persons named in the accompanying proxy to vote such proxy for the election of the nominees set forth below. All nominees are United States citizens. In the event that any of the nominees for director should become unavailable to serve as director, which is not anticipated, the proxy holders named in the accompanying proxy will vote for other persons in their places in accordance with their best judgment. There are no family relationships among the directors and the executive officers of the Company.

Directors will be elected by a plurality of votes cast at the Annual Meeting. The Company’s Articles of Incorporation provide that cumulative voting is not available in the election of directors.

Information Regarding Nominees for Director and Current Directors

The following table sets forth the names and ages of the three nominees for director and the directors who are continuing in office, the positions and offices with the Company held by each such person, and the period that each such person has served as a director of the Company.

Douglas E. Kennemore, M.D., who is 73 years old and has served as a director of the Company since 1975, is retiring from the Board of Directors and is not standing for reelection as required by the Company’s bylaws. He served on the board’s audit committee during fiscal year 2005.

			Director
Name	Age	Position or Office with the Company	Since

Nominees for Director with Terms Expiring in 2009

Guy R. Guarch *	65	Director	2003
Thomas D. Henrion *	63	Director	1996
Linda D. Norman *	58	Nominee	n/a

Continuing Directors with Terms Expiring in 2007

Robert H. Dick *	62	Director	1999
James D. Ferguson	48	Director, President and Chief Executive Officer	1998
Robert B. Johnston *	40	Director	2004

Continuing Directors with Terms Expiring in 2008

Richard C. Coggins	48	Director, Chief Financial Officer, VP - Finance and Secretary	1993
Thomas F. Grady, Jr. *	63	Director	1975
Peter S. Nyberg *	41	Director	2004

* Directors whom the Board has determined are “independent directors” within the meaning of the listing standards of the National Association of Securities Dealers (the “NASD”). A majority of the directors are “independent directors.”

Business Experience of Nominees and Directors

Mr. Guarch retired in 2001 from C.R. Bard, Inc. where he spent 32 years in various sales, marketing, and management roles. Bard is a leading developer, manufacturer and marketer of health care products used for vascular, urological and oncological diagnosis and intervention. From 1993 to 2001, Mr. Guarch served as Regional Vice President Corporate Account Management for Bard’s Southeast Region. He worked as President of Bard Venture Division in Boston, MA from 1991 to 1993. From 1988 to 1991, Mr. Guarch worked in London, England, as Vice President Sales for the Bard Europe Division and Managing Director of Bard LTD, UK. Before 1988, Mr. Guarch worked in several sales and marketing roles for Bard’s USCI International Division in Boston, MA, which focused on the design, manufacture and sale of cardiac catheters, urological catheters, and artificial arteries. Mr. Guarch also serves as director of Synergetics USA, Inc. (NasdaqSC:SURG).

Mr. Henrion is President and owner of Silver Thread Farms, LLC, a thoroughbred breeding and racing farm in La Grange, Kentucky. Prior to his involvement with Silver Thread Farms, Mr. Henrion was Executive-in-Residence at b-Catalyst, Inc. from April of 2001 to May 2002. b-Catalyst is a venture capital firm in Louisville, Kentucky which specializes in providing financing and infrastructure support for start-up companies. From 1999 until March 2001, Mr. Henrion served as President of EquiSource, LLC. EquiSource provided group purchasing and e-commerce services to the equine industry in the United States. The company was purchased by the National Thoroughbred Racing Association (NTRA) in 2001 and was moved to Lexington, Kentucky. Mr. Henrion also served as a consultant to Unified Foodservice Purchasing Co-op, LLC from March 1999 to March 2001. From 1980 to 1999, Mr. Henrion was President, Chief Executive Officer, and Director of FoodService Purchasing Cooperative, Inc. ("FSPC") in Louisville, Kentucky. FSPC provided equipment, food, packaging items, and financial services to quick-service restaurant operators including KFC, Taco Bell, Dairy Queen, and Pizza Hut. In March 1999, FSPC merged with the purchasing organization of Tricon Global Restaurants, Inc. to form Unified Foodservice Purchasing Co-op. Mr. Henrion also serves as a director for Brinly-Hardy Company, Inc.

Dr. Norman has been in the field of nursing and nursing education since beginning her career in 1969. She is currently Senior Associate Dean for Academics at the Vanderbilt University School of Nursing in Nashville, Tennessee, where she has been employed since 1991. Dr. Norman has held her current position since 2000. From 1991 to 2000 while at Vanderbilt, she served as Assistant Dean for Administration and Associate Dean of the nursing school. Prior to joining Vanderbilt, Dr. Norman held various Director, Department Chair, Professor and Instructor positions at several nursing schools, including Aquinas College, East Tennessee State University and Virginia Highlands Community College. Dr. Norman is the co-author of 24 articles in professional publications, including the Journal of Nursing Administration, Nursing Economic$ and the Journal of Professional Nursing, among others. She is also the author or co-author of chapters or books on various nursing and patient care topics in nine books published from 1990 through 2005. She is an accomplished speaker and has delivered numerous speeches and presentations at professional conferences throughout the United States, Europe, Japan and Taiwan. She has also served in a number of consulting engagements for national and international organizations on various nursing issues.

Mr. Dick has served since January 1998 as president of R. H. Dick & Company, an investment banking and management consulting firm currently based in Camp Verde, Texas. From 1996 to early 1998, Mr. Dick was a partner with Boles, Knop & Company, Inc., an investment banking firm in Middleburg, Virginia. Prior to that, Mr. Dick served as interim President, Chief Executive Officer and Chief Financial Officer of Biomagnetic Therapy Systems, Inc. (September 1995 - March 1996) and Pharmx, Inc. (May 1994 - April 1995). Both companies were clients of Boles, Knop & Company. From 1982 until 1994, Mr. Dick served in various executive roles with Codman & Shurtleff, Inc., a subsidiary of Johnson & Johnson and a manufacturer of surgical instruments, implants, equipment, and other surgical products. Mr. Dick’s positions with Codman included Director, Vice President - New Business Development, Vice President - U.S. Sales and Marketing, and Vice President - International. From 1978 to 1982, Mr. Dick was President and Chief Executive Officer of Applied Fiber Optics, Inc., which designed, manufactured and marketed fiber optic products for medical applications, defense and surgical microscopes. Mr. Dick also serves on the board and compensation and audit committees of Synergetics USA, Inc. (NasdaqSC:SURG), which designs and manufactures bipolar electro-surgery equipment.

Mr. Ferguson joined the Company as Materials Manager in 1990. He was promoted to Plant Manager of the Company’s contract packaging business in 1992, Director of Contract Packaging in 1994, and Vice President of Operations in 1995. Mr. Ferguson was named President and Chief Executive Officer of the Company in 1996. From 1981 to 1990, Mr. Ferguson worked for C.B. Fleet in Lynchburg, Virginia, where he served in various manufacturing management positions, ending as Director of Manufacturing.

Mr. Johnston is Vice President of Strategic Planning for The InterTech Group, Inc., in North Charleston, South Carolina. The InterTech Group is controlled by Mr. Jerry Zucker, the owner of approximately 8.6% of Span-America’s common stock. Mr. Johnston joined InterTech in 1998 as its Manager of Investor Relations. He has since held a number of positions of increasing responsibility with InterTech and its affiliates, rising to his current position as Vice President of Strategic Planning. Prior to joining InterTech, he was Senior Strategic Planner for Dominion Textile, Inc. in Montreal, Canada. Dominion Textile was a global manufacturer and marketer of textile products. Mr. Johnston holds an MBA degree from the John Molson School of Business at Concordia University in Montreal as well as a Master’s degree in Public Policy and Public Administration from Concordia University. Mr. Johnston has extensive experience in mergers, acquisitions, and corporate finance. He currently serves as a director of Circa Enterprises (TSX:CTO) as well as a number of closely held companies.

Mr. Johnston was nominated by the Company for election as a director at the Company’s 2004 annual meeting of shareholders pursuant to an agreement dated December 17, 2003 between Mr. Zucker, Mr. Johnston and the Company. This agreement required the Company to nominate Mr. Johnston to serve as a director for a full three-year term following the 2004 annual meeting in exchange for which Mr. Zucker and Mr. Johnston agreed not to, directly or indirectly (a) commence or engage in a tender offer for the Company’s stock, (b) make or participate in a solicitation of proxies to vote any shares of the Company’s stock or (c) take certain other actions that could affect control of the Company. The agreement will terminate thirty days after the later of (i) the date of the 2005 Annual Meeting or (ii) thirty days after Mr. Johnston’s resignation from the Board under any other circumstances. The Board by majority vote (excluding Mr. Johnston) could have required Mr. Johnston to resign any time before the six month anniversary of the 2004 annual meeting; however, the Board did not exercise this option. This agreement was filed as Exhibit 4.4 to the Company’s Annual Report on Form 10-K for the year ended September 27, 2003. The full text of the agreement is incorporated herein by reference, and the foregoing summary is qualified in its entirety by the full text of the agreement.

Mr. Coggins joined the Company as Controller in 1986. He was elected Treasurer in January 1987, Vice President of Finance in January 1989, and Secretary and Chief Financial Officer in January 1990. He currently serves as the Company’s Chief Financial Officer, Vice President - Finance and Secretary. Mr. Coggins was previously employed by NCNB National Bank in Charlotte, North Carolina from 1984 to 1986, where he served as Commercial Banking Officer and Metropolitan Area Director.

Mr. Grady joined Federal Paper Board Company, Inc. in 1971, serving in various sales and marketing management positions. He served as Vice President of Sales for Federal from 1990 to 1996, when Federal was acquired by International Paper Company. Following the acquisition, Mr. Grady served as Vice President of Sales with International Paper from 1996 until September 2000, when he retired.

Mr. Nyberg is President of 21 CD, Inc. which he co-founded in July 2002. 21 CD, located in Durham, N.C., creates and supplies custom designed multimedia presentations on uniquely shaped CD-ROMs to enhance customers’ marketing and advertising initiatives. Prior to founding 21 CD, Mr. Nyberg worked from 1999 to 2002 in the health care industry for Promedix and Broadlane, Inc., serving various roles in strategic business development, sales and marketing. Mr. Nyberg also worked for Duke University Health System from 1992 to 1999 as administrative director and vice president of business development. He holds an MBA from Yale School of Management and a BA from Yale College.

Meetings and Committees of the Board of Directors

During the 2005 fiscal year, the Board of Directors held seven meetings. All directors attended all of (i) total board meetings and (ii) total meetings of committees on which such director served. The Board has standing Audit, Compensation, Nominating and Executive Committees. The charters for the Audit, Compensation and Nominating Committees are posted on the Company’s web site at www.spanamerica.com (select “About Us” then “Investor Relations” and then the desired committee charter).

Audit Committee. The Audit Committee is comprised of Messrs. Dick, Grady, Kennemore and Nyberg, all of whom are independent within the meaning of NASD listing standards and Rule 10A-3(b) under the Securities Exchange Act of 1934. The Board has determined that Mr. Dick is an “audit committee financial expert” within the meaning of Item 401(h) of Regulation S-K.  The Audit Committee met five times during fiscal 2005. The Audit Committee was established by the Board for the purposes of overseeing the Company’s accounting and financial reporting processes, overseeing the audits of the Company’s financial statements, reviewing the financial reports and other financial information provided by the Company to any governmental body or the public and reviewing the Company’s systems of internal controls regarding finance, accounting, legal compliance, and ethics. Its primary duties and responsibilities are to: (i) serve as an independent and objective party to monitor the Company’s financial reporting process, audits of the Company’s financial statements, and the Company’s internal control system and (ii) appoint from time to time, evaluate, and, when appropriate, replace the registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review, or attest services for the Company, determine the compensation of such “outside auditors” and the other terms of their engagement, and oversee the work of the outside auditors. The Company’s outside auditors report directly to the audit committee. The Audit Committee is also charged with establishing procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

Compensation Committee. The Compensation Committee is comprised of Messrs. Grady, Henrion, and Johnston, all of whom are independent within the meaning of the NASD listing standards. The Compensation Committee met one time during the 2005 fiscal year. The primary function of the Compensation Committee is to assist the Board in fulfilling its oversight responsibilities relating to officer and director compensation. Its primary duties and responsibilities are to: (i) oversee the development and implementation of the compensation policies, strategies, plans, and programs for the Company’s executive officers and outside directors; (ii) review and determine the compensation of the executive officers of the Company; and (iii) oversee the selection and performance of the Company’s executive officers and succession planning for key members of the Company’s management. The Compensation Committee’s report is included below under “Board Compensation Committee Report on Executive Compensation.”

Nominating Committee. The Nominating Committee is comprised of Messrs. Dick, Guarch, and Henrion, all of whom are independent within the meaning of the NASD listing standards. The Nominating Committee did not meet during the 2005 fiscal year. However, the committee met three times in early fiscal 2006 in preparation for the Annual Meeting. The primary function of the Nominating Committee is to assist the Board in fulfilling its responsibilities with respect to Board and committee membership and shareholder proposals. Its primary duties and responsibilities are to: (i) establish criteria for Board and committee membership and recommend to the Board proposed nominees for election to the Board; and (ii) make recommendations regarding proposals and nominees for director submitted by shareholders of the Company.

Executive Committee. The Executive Committee is comprised of Messrs. Dick, Grady, and Henrion, all of whom are independent within the meaning of the NASD listing standards. It did not meet during fiscal year 2005. The Executive Committee serves in an advisory capacity to the senior management of the Company.

Directors Nominations

The nominating committee (described above) will consider director nominees recommended by shareholders. A shareholder who wishes to recommend a person or persons for consideration as a Company nominee for election to the Board of Directors must send a written notice by mail to Secretary, Span-America Medical Systems, Inc., 70 Commerce Center, Greenville, South Carolina 29615, by fax to 864-288-8692, or by e-mail to board@spanamerica.com that sets forth (i) the name of each person whom the shareholder recommends be considered as a nominee; (ii) a business address and telephone number for each nominee (an e-mail address may also be included) and (iii) biographical information regarding such person, including the person’s employment and other relevant experience. Shareholder recommendations will be considered only if received no later than the 120th calendar day before the first anniversary of the date of the Company’s proxy statement in connection with the previous year’s annual meeting (no later than September 26, 2006 with respect to recommendations for nominees to be considered at the 2007 Annual Meeting of Shareholders). Note: Shareholders may also make their own nominations directly (as opposed to recommending candidates for the Company to nominate) as described below under the heading “Shareholder Proposals.”

The Company’s nominating committee believes that a nominee recommended for a position on the Company’s Board of Directors must meet the following minimum qualifications:

•
he or she must be over 21 years of age and under 72 years of age at the time of election (the Company’s bylaws provide that no person shall be elected to serve as a director for a term that will commence after such person’s 72nd birthday);

•	he or she must have experience in a position with a high degree of responsibility in a business or other organization;
•	he or she must be able to read and understand basic financial statements;
•	he or she must possess integrity and have high moral character;
•	he or she must be willing to apply sound, independent business judgment; and
•	he or she must have sufficient time to devote to the Company.

In addition, the nominating committee believes that it is desirable that at least one of the Company’s directors serving on the Company’s audit committee possess such qualities and skills as are necessary for him or her to qualify as an audit committee financial expert, as defined in SEC rules and regulations.

The nominating committee identifies potential nominees for director, other than potential nominees who are current directors whose terms of office are expiring and who are standing for reelection, through business and other contacts. The nominating committee may in the future choose to retain a professional search firm to identify potential nominees for director. In addition, the nominating committee will consider potential nominees who are recommended by shareholders.

The Company’s nominating committee evaluates a potential nominee by considering whether the potential nominee meets the minimum qualifications described above, as well as by considering the following factors:

•	whether the potential nominee has leadership, strategic, or policy setting experience in a complex organization, including any scientific, governmental, educational, or other non-profit organization;
•
whether the potential nominee has experience and expertise that is relevant to the Company’s business, including any specialized business experience, technical expertise, or other specialized skills, and whether the potential nominee has knowledge regarding issues affecting the Company;

•	whether the potential nominee is highly accomplished in his or her respective field;
•
in light of the relationship of the Company’s business to the medical science field, whether the potential nominee has received any awards or honors in the fields of medicine or the biological sciences and whether he or she is recognized as a leader in medicine or the biological sciences;

•
whether the addition of the potential nominee to the Board of Directors would assist the Board of Directors in achieving a mix of Board members that represents a diversity of background and experience, including diversity with respect to age, gender, national origin, race, and competencies;

•	whether the potential nominee has high ethical character and a reputation for honesty, integrity, and sound business judgment;
•
whether the potential nominee is independent, as defined by NASD listing standards, whether he or she is free of any conflict of interest or the appearance of any conflict of interest with the best interests of the Company and its shareholders, and whether he or she is willing and able to represent the interests of all shareholders of the Company;

•	whether the potential nominee is financially sophisticated, as defined by NASD listing standards, or qualifies as an audit committee financial expert, as defined by SEC rules and regulations; and
•	any factor affecting the ability or willingness of the potential nominee to devote sufficient time to Board activities and to enhance his or her understanding of the Company’s business.

In addition, with respect to an incumbent director whom the nominating committee is considering as a potential nominee for re-election, the Company’s nominating committee reviews and considers the incumbent director’s service to the Company during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Company. The manner in which the nominating committee evaluates a potential nominee will not differ based on whether the potential nominee is recommended by a shareholder or the Company.

Messrs. Guarch and Henrion, nominees for director at the 2006 Annual Meeting of Shareholders, are current directors standing for re-election. Dr. Norman was recommended to the board of directors by the Company’s outside director, Robert B. Johnston.

The Company did not pay any fee to any third party to identify or evaluate or assist in identifying or evaluating potential nominees for director at the 2006 Annual Meeting of Shareholders. The Company did not receive, by September 9, 2005 (the 120th calendar day before the first anniversary of the date of the Company’s 2005 proxy statement), any recommended nominee from a shareholder who beneficially owns more than 5% of the Company’s stock or from a group of shareholders who beneficially own, in the aggregate, more than 5% of the Company’s stock.

Communications Between Shareholders and Board of Directors

The Board provides a process for shareholders to send communications to the Board or any of the Directors. Shareholders may send written communications to the Board or any one or more of the individual Directors by mail to Secretary, Span-America Medical Systems, Inc., 70 Commerce Center, Greenville, South Carolina 29615, by fax to 864-288-8692, or by e-mail to board@spanamerica.com. Such communications will be reviewed by our Secretary, who shall remove communications relating to solicitations, junk mail, customer service concerns and the like. All other shareholder communications shall be promptly forwarded to the applicable member(s) of our board of directors or to the entire board of directors, as requested in the shareholder communication.

It is the Company's policy that all of the Company’s directors and nominees for election as directors at the Annual Meeting attend the Annual Meeting except in cases of extraordinary circumstances. All of the nominees for election at the 2005 Annual Meeting of Shareholders and all of the other directors attended the 2005 Annual Meeting of Shareholders, and the Company expects all nominees and directors to attend the 2006 Annual Meeting of Shareholders.

Code of Ethics

The Company has adopted a Code of Conduct that applies to all of the Company’s employees, including but not limited to the Company’s chief executive officer and principal financial and accounting officers and controller. The Company’s Code of Conduct is posted on the Company’s web site at www.spanamerica.com (Select “About Us,” then “Investor Relations” and then “Corporate Code of Conduct”). Any amendments or waivers to provisions applicable to our chief executive officer, principal financial or accounting officer or controller will be posted on the Company’s web site.

EXECUTIVE OFFICERS

The following table sets forth all of the current executive officers of the Company and their respective ages, company positions and offices, and periods during which they have served in such positions and offices. There are no persons who have been selected by the Company to serve as its executive officers who are not set forth in the following table.

			Company
Name	Age	Company Offices Currently Held	Officer Since

James D. Ferguson	48	President and Chief Executive Officer	1995
Robert E. Ackley	51	Vice President of Custom Products	1995
Richard C. Coggins	48	Vice President of Finance, Secretary	1987
		and Chief Financial Officer
Erick C. Herlong	35	Director of Operations	2001
James R. O’Reagan	53	Vice President of R&D and Engineering	2001
Clyde A. Shew	48	Vice President of Medical Sales and Marketing	1996
Marie Sitter	55	Director of Human Resources	2004
Wanda J. Totton	50	Vice President of Quality	1995

The Company’s executive officers are appointed by the Board of Directors and serve at the pleasure of the Board.

Business Experience of Executive Officers

Mr. Ferguson’s business experience is set forth above under “Business Experience of Nominees and Directors.”

Mr. Ackley joined the Company as Materials Manager in 1987. He was named Director of Consumer Sales in 1993, Vice President of Marketing in 1995, Vice President of Consumer Sales in 1996, Vice President of Operations in 1998, and Vice President of Custom Products in 2000. Prior to joining the Company, Mr. Ackley worked in various operations management roles for Almay Cosmetics in North Carolina and C.B. Fleet in Virginia.

Mr. Coggins’ business experience is set forth above under “Business Experience of Nominees and Directors.”

Mr. Herlong joined Span-America in 1995 as Packaging Engineer. He became Production Manager in 1998 and Plant Manager in 2000. He was named Director of Operations in May 2001. Before joining Span-America, Mr. Herlong worked for Dixie-Narco, a division of Maytag Corporation, for two years in the positions of Technical Services Representative and Materials Management Specialist. Mr. Herlong graduated from Clemson University in 1993 with a B.S. degree in Packaging Science.

Mr. O’Reagan joined the Company in August 2001 as Vice President of R&D and Engineering. From 1982 until 2001, Mr. O’Reagan worked for C.B. Fleet Company in Lynchburg, Virginia. While at Fleet, he served in various positions including Director of Engineering, Director of Operations, Director of Global Operations Planning and Engineering, and Director of Latin America and Global Manufacturing Planning. Mr. O’Reagan holds B.S. and M.S. degrees in Mechanical Engineering from the University of Virginia.

Mr. Shew joined the Company as Director of Corporate Accounts in May 1996. He was promoted to Vice President of Medical Sales in October 1996 and Vice President of Medical Sales and Marketing in February 1998. From 1984 to 1996, Mr. Shew worked in various sales and marketing roles for Professional Medical Products, Inc. in Greenwood, South Carolina. His final position there was Director of Corporate Accounts, where he was responsible for contracting with multi-facility health care organizations in the United States.

Ms. Sitter joined Span-America in 2000 as Human Resources Manager. She was promoted to Director of Human Resources in 2004 and was made a member of the Company’s senior management team. Prior to joining the Company, Ms. Sitter was employed as Director of Human Resources for CDS Ensembles, a privately held manufacturer of bedding products, where she worked from 1993 to 2000.

Ms. Totton joined the Company in 1987 as Quality Control Manager. She became Production Manager of the Company’s contract packaging business unit in 1990. She was promoted to Director of Quality in 1995 and was named Director of Quality / R&D in 1998. Ms. Totton now serves as Vice President of Quality, following the addition of a full time Director of R&D and Engineering in August 2001.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information set forth below is furnished as of the Record Date, with respect to Common Stock owned beneficially or of record by persons known to the Company to be the beneficial owner of more than 5% of the Common Stock as of the Record Date, each of the directors and nominees individually, the named officers included in the compensation table, and all directors and executive officers as a group. Unless otherwise noted, each person has sole voting and investment power with respect to such person’s shares shown in the table. All share amounts in the table include shares which are not outstanding but which are the subject of options exercisable in the 60 days following the Record Date. All percentages are calculated based on the total number of outstanding shares, plus the number of shares for the particular person or group which are not outstanding but which are the subject of options exercisable in the 60 days following the Record Date.

	Amount/Nature
Name and Address	of Beneficial	Percent
of Beneficial Owner	Ownership	of Class

Beneficial Owners of More Than 5% of the Company’s Common Stock

Farnam Street Partners, L.P. 3033 Excelsior Boulevard, Suite 300 Minneapolis, MN 55416	248,514 (1)	9.4%

Jerry Zucker 16 Buckingham Drive Charleston, SC 29407	226,800 (2)	8.6%

Douglas E. Kennemore, M.D. 117 Rockingham Rd. Greenville, SC 29607	212,876	8.1%

Santa Monica Partners, LP 1865 Palmer Avenue Larchmont, NY 10538	150,432 (3)	5.7%

Thomas D. Henrion 1309 Park Shore Road La Grange, KY 40031	139,016	5.3%

	Directors and Nominees

Richard C. Coggins	60,987 (4)	2.3%
Robert H. Dick	14,000 (5)	*
James D. Ferguson	88,911 (6)	3.3%
Thomas F. Grady, Jr.	37,595	1.4%
Guy R. Guarch	5,000	*
Thomas D. Henrion	139,016	5.3%
Robert B. Johnston	228,800 (7)	8.7%
Linda Norman	0	*
Peter S. Nyberg	1,500	*

	Named Officers

James D. Ferguson	88,911 (6)	3.3%
Robert E. Ackley	31,238 (8)	1.2%
Richard C. Coggins	60,987 (4)	2.3%
James R. O’Reagan	16,400 (9)	*
Clyde A. Shew	40,100 (10)	1.5%

	Directors and Executive Officers as a Group

All Directors and Executive Officers of the Company as a Group (15 persons)	705,747 (11)	24.7%
______________________

(1)	The amount shown as beneficially owned by Farnam Street Partners is based on their letter to the Company dated September 6, 2005 requesting that Item 2 be included in this Proxy Statement.

(2)	The amount shown as beneficially owned by Jerry Zucker is based on his Schedule 13D/A filed on December 19, 2003.

(3)	The amount shown as beneficially owned by Santa Monica Partners, LP is based on its Schedule 13D/A filed on July 17, 2002.

(4)	The amount shown as beneficially owned by Mr. Coggins includes 39,000 shares subject to options held by Mr. Coggins which are exercisable within 60 days of the Record Date.

(5)	The amount shown as beneficially owned by Mr. Dick includes 1,000 shares held in an IRA account.

(6)	The amount shown as beneficially owned by Mr. Ferguson includes 61,300 shares subject to options held by Mr. Ferguson which are exercisable within 60 days of the Record Date.

(7)
The amount shown as beneficially owned by Mr. Johnston consists of 2,000 shares owned directly by Mr. Johnston and 226,800 shares owned directly by Mr. Jerry Zucker. Mr. Johnston disclaims beneficial ownership with respect to the shares owned by Mr. Zucker.

(8)	The amount shown as beneficially owned by Mr. Ackley includes 25,800 shares subject to options held by Mr. Ackley which are exercisable within 60 days of the Record Date.

(9)	The amount shown as beneficially owned by Mr. O’Reagan includes 13,500 shares subject to options held by Mr. O’Reagan which are exercisable within 60 days of the Record Date.

(10)	The amount shown as beneficially owned by Mr. Shew includes 35,500 shares subject to options held by Mr. Shew which are exercisable within 60 days of the Record Date.

(11)
The amount shown as beneficially owned by all directors and executive officers as a group includes 214,300 shares subject to options held by such persons which are exercisable within 60 days of the Record Date.

*	Less than one percent.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary of Cash and Certain Other Compensation

The following table shows, for the 2005, 2004, and 2003 fiscal years, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to the Company’s Chief Executive Officer and to each of the four other most highly compensated officers during fiscal year 2005 (the “Named Officers”).

Summary Compensation Table

				Long Term Compensation
				Awards
Name and Principal Postion		Annual Compensation (1)		Restricted Stock	Securities Underlying Options	All Other Compensation
During Fiscal 2005	Year	Salary ($)	Bonus ($)	Awards ($)(2)	(#)	($)

James D. Ferguson	2005	228,750	63,635	-	3,500	6,377	(3)
President and CEO	2004	210,000	95,550	8,055 (3)	3,500	7,187
	2003	201,667	58,880	9,520 (3)	5,000	7,721

Robert E. Ackley	2005	148,567	24,633	-	2,000	6,103	(4)
VP of Custom Products	2004	140,817	58,518	-	2,000	5,582
	2003	133,867	42,801	-	2,500	5,364

Richard C. Coggins	2005	154,271	42,562	-	2,000	5,828	(5)
Chief Financial Officer	2004	146,932	64,199	-	2,000	5,683
VP of Finance and Secretary	2003	139,867	39,361	-	3,000	5,513

James R. O’Reagan	2005	135,517	37,497	-	2,000	6,129	(6)
VP of R&D and Engineering	2004	126,580	39,310	5,370 (6)	2,000	5,884
	2003	123,167	35,917	5,712 (6)	2,500	5,897

Clyde A. Shew	2005	159,967	62,501	-	2,000	6,518	(7)
VP of Medical Sales and Marketing	2004	152,677	59,009	-	2,000	5,012
	2003	145,513	35,829	-	3,000	5,981

_________________

(1)	The Company believes that the table above includes all compensation and perquisites received by the Named Officers.

(2)
Awards are made pursuant to the Company’s 2000 Restricted Stock Plan. As provided by the plan, the number of shares in each award equals half of the number of shares purchased by the recipient in the open market (excluding the exercise of stock options) during the plan year for that award. Each award vests at a rate of 25% of the restricted shares per year beginning with the end of the plan year to which the award pertains. Once shares vest, they are no longer restricted within the meaning of the plan. Dividends are not paid or accrued on non-vested shares. At the end of fiscal year 2005, a total of 1,864 restricted shares valued at $19,106 (calculated using the fair market value of the Company’s stock at fiscal year end 2005 of $10.25 per share) held by all restricted stock holders in the aggregate were outstanding.

(3)
Mr. Ferguson was awarded 750 and 1,000 shares of restricted stock in fiscal years 2004 and 2003, respectively. He had received a total of 3,984 shares of restricted stock at fiscal year end 2005, of which 3,360 shares were fully vested. The value of the stock, including vested and non-vested shares, was $40,836, calculated using the fair market value of the Company’s stock at fiscal year end 2005 of $10.25 per share. The amount shown in “All Other Compensation” is comprised of (i) contributions of $5,250 to the Company’s 401(k) plan by the Company on behalf of Mr. Ferguson to match pre-tax deferral contributions, all of which is vested, and (ii) $1,127 in annual premiums (for both the term and the non-term portions of the premium) paid by the Company on behalf of Mr. Ferguson for life insurance not generally available to all Company employees.

(4)
This amount is comprised of (i) contributions of $5,177 to the Company’s 401(k) plan by the Company on behalf of Mr. Ackley to match pre-tax deferral contributions, all of which is vested, and (ii) $926 in annual premiums (for both the term and the non-term portions of the premium) paid by the Company on behalf of Mr. Ackley for life insurance not generally available to all Company employees.

(5)
This amount is comprised of (i) contributions of $5,035 to the Company’s 401(k) plan by the Company on behalf of Mr. Coggins to match pre-tax deferral contributions, all of which is vested, and (ii) $793 in annual premiums (for both the term and the non-term portions of the premium) paid by the Company on behalf of Mr. Coggins for life insurance not generally available to all Company employees.

(6)
Mr. O’Reagan was awarded 500 and 600 shares of restricted stock in fiscal years 2004 and 2003, respectively. He had received a total of 1,100 shares of restricted stock at fiscal year end 2005, of which 700 shares were fully vested. The value of the stock, including vested and non-vested shares, was $11,275, calculated using the fair market value of the Company’s stock at fiscal year end 2005 of $10.25 per share. The amount shown in “All Other Compensation” is comprised of (i) contributions of $4,371 to the Company’s 401(k) plan by the Company on behalf of Mr. O’Reagan to match pre-tax deferral contributions, all of which is vested, and (ii) $1,758 in annual premiums (for both the term and the non-term portions of the premium) paid by the Company on behalf of Mr. O’Reagan for life insurance not generally available to all Company employees.

(7)
This amount is comprised of (i) contributions of $4,932 to the Company’s 401(k) plan by the Company on behalf of Mr. Shew to match pre-tax deferral contributions, all of which is vested, and (ii) $1,586 in annual premiums (for both the term and the non-term portions of the premium) paid by the Company on behalf of Mr. Shew for life insurance not generally available to all Company employees.

Option Grants in Fiscal Year 2005

The following stock options were granted during fiscal year 2005 to the Named Officers.

Option Grants in Last Fiscal Year

Individual Grants
	Number of Securities Underlying Options	Percent of Total Options Granted to Employees in	Exercise or Base Price	Expiration	Potential Realizable Value at Assumed Rates of Stock Price Appreciation for Option Term
Name	Granted(#)	Fiscal Year	($/sh)(1)	Date	5%($)	10%($)

James D. Ferguson	3,500 (2)	14%	$ 11.85	02/10/15	$ 26,083	$ 66,100
Robert E. Ackley	2,000 (2)	8%	11.85	02/10/15	14,905	37,772
Richard C. Coggins	2,000 (2)	8%	11.85	02/10/15	14,905	37,772
James R. O’Reagan	2,000 (2)	8%	11.85	02/10/15	14,905	37,772
Clyde A. Shew	2,000 (2)	8%	11.85	02/10/15	14,905	37,772
____________________

(1)	The exercise price shown represents 100% of the fair market value of the underlying stock based on the average of the high and low sales price per share on the grant date, February 10, 2005.
(2)
The options shown become exercisable at the greater of 1,000 shares per year or 20% of the options granted per year, beginning July 1, 2005. In addition, the Plan contains certain standard conditions for the early expiration of the options. A copy of the Plan was set forth in Appendix B to the Company’s proxy statement for its 2001 annual meeting of shareholders filed with the SEC on January 11, 2001.

Option Exercises and Year-End Values

The following table sets forth information with respect to the Company’s Named Officers concerning the exercise of options during the 2005 fiscal year and unexercised options held as of the end of the 2005 fiscal year.

Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values

	Shares Acquired on	Value	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexcercised In-the-Money Options at Fiscal Year-End($)(1)
Name	Exercise (#)	Realized ($)(1)	Excercisable	Unxcercisable	Excercisable	Unxcercisable

James D. Ferguson	0	$ 0	71,300	6,000	$ 347,086	$ 4,560
Robert E. Ackley	200	1,465	33,300	1,000	143,991	0
Richard C. Coggins	0	0	42,500	1,000	200,471	0
James R. O’Reagan	0	0	13,500	3,000	48,420	10,680
Clyde A. Shew	0	0	40,500	1,000	195,088	0

(1)
The “value realized” is determined by subtracting the amount paid upon exercise of the options from the market value of the underlying Common Stock as of the exercise date. The value of unexercised in-the-money options at fiscal year-end is determined by subtracting the exercise price from the market value of the underlying Common Stock as of fiscal year-end of $10.25 per share.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Notwithstanding any statement in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, incorporating future or past filings, including this Proxy Statement, in whole or in part, the following Board Compensation Committee Report on Executive Compensation below shall not be incorporated by reference into any such filing unless the incorporation specifically lists this report.

Decisions with respect to the compensation of the Company’s executive officers are made by the three-member Compensation Committee of the Board comprised of Messrs. Grady, Henrion and Johnston. Each member of the Compensation Committee is a non-employee, independent director (within the meaning of NASD listing standards). The Compensation Committee’s charter is posted on the Company’s web site at www.spanamerica.com (select “About Us” then “Investor Relations” then “Compensation Committee Charter”). All decisions by the Compensation Committee relating to the compensation of the Company’s executive officers are reviewed by the full Board. Set forth below is a report submitted by the Compensation Committee in its capacity as such addressing the Company’s compensation policies for fiscal 2005 with respect to the executive officers of the Company.

Compensation Committee Report

General Compensation Policies with Respect to Executive Officers

The Compensation Committee does not maintain formal, written executive compensation policies. However, in general, the Committee has structured officer compensation so as to provide competitive levels of compensation that integrate pay with the Company’s annual and long-term performance goals, reward above-average corporate performance, recognize individual initiative, responsibility and achievements, and assist the Company in attracting and retaining qualified executives. The Compensation Committee also believes that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management’s and shareholders’ interest in the enhancement of shareholder value.

The executive officers’ overall compensation is intended to be consistent with the compensation paid to executives of companies similar in size and character to the Company, provided that the Company’s performance warrants the compensation being paid. In determining the appropriate compensation, the Compensation Committee has utilized a combination of salary, incentive cash compensation, Company stock ownership and benefits. The Compensation Committee has also attempted to maintain an appropriate relationship between the compensation among the executive officers and their relative levels of responsibility within the Company.

Compensation paid to the Company’s executive officers in fiscal year 2005, as reflected in the foregoing compensation tables for the Named Officers, consisted of the following elements: base salary, bonus, restricted stock awards, option grants, matching contributions paid with respect to the Company’s 401(k) plan, and certain benefits. Payments under the Company’s 401(k) plan are made to all employees on a non-discriminatory basis. The Compensation Committee believes that the total compensation paid to each of the Company’s executive officers, including each of the Named Officers, is reasonable.

Relationship of Performance to Executive Compensation

The Compensation Committee believes that a significant portion of the executive officers’ compensation should be based on individual and corporate performance. The principal means through which the Company ties compensation to performance is through the Company’s Management Bonus Plan (the “Bonus Plan”). Participants in the Bonus Plan include the Company’s executive officers and senior management, including all of the Named Officers. The Bonus Plan requires that prior to the beginning of each fiscal year the Board of Directors approve the Company’s operating plan which contains target earnings projections for the coming year. The target earnings projections must provide a reasonable increase over the prior year’s earnings and must be consistent with the Company’s long-term growth goals. Bonuses for Mr. Ferguson, Mr. Coggins, Ms. Totton and Ms. Sitter are based entirely on overall Company performance and are determined by the formula in the Bonus Plan approved by the Compensation Committee and the Board prior to the beginning of the fiscal year. The bonuses for each other participant are based approximately 60% on overall Company performance and approximately 40% on the achievement of individual targets pertinent to the participant’s business unit or area of operations, which are determined by the chief executive officer and reviewed by the Compensation Committee. The Bonus Plan is structured so that each participant has an opportunity to earn a bonus equal to approximately 25% of his or her base salary if the Company reaches 100% of its target earnings performance (and 100% of any applicable individual goal is met). The percentage of salary potentially earned by each participant under the Bonus Plan ranges from 0% if the Company earnings are less than approximately 80% of the target earnings (and less than 80% of any applicable individual target is achieved), to approximately 60% if the Company’s earnings exceed approximately 150% of target earnings (and any applicable individual target is exceeded by approximately 150%).

Options to purchase Company Common Stock are also granted periodically by the Compensation Committee to officers, members of the senior management team and mid-level managers. The number of shares granted is based primarily on individual performance and, secondarily, on Company performance relative to the Company’s operating and strategic plans.

In order to encourage management employees to increase their ownership of the Company’s stock through their own investments, the Company’s 2000 Restricted Stock Plan provides that at the end of each year, the Company will award to each plan participant a number of shares of restricted stock equal to half the number of shares of Company stock the participant himself purchased during the year (excluding shares received on exercise of options) up to a maximum annual award of 5% of each participant’s annual salary. The restricted shares in each award vest at a rate of 25% per year beginning with the end of the year in which the purchases giving rise to the award occurred. All of the executive officers are participants in the 2000 Restricted Stock Plan. The plan also permits the Compensation Committee to make additional restricted stock awards subject to such restrictions and conditions the committee may establish.

2005 Salaries, Cash Bonuses, Restricted Stock Awards, Stock Option Grants, and Incentive Payments

The 2005 salary levels of each of the Company’s executive officers were determined on the anniversary date of the employee’s last performance review and were based generally on the criteria set forth above. Under the Company’s salary administration plan, each employee of the Company, including the executive officers, is assigned a particular job grade level with an associated salary range. The job grade level is determined by a quantitative scoring system which considers various factors under the major categories of job demands, knowledge, job content, and level of responsibility. The associated salary range has been assigned to each job grade level based on input from independent consultants and the Company’s management. The independent consultants evaluated the base salary and incentive compensation of the executive officers and selected jobs from each job grade level by comparing Company information to published compensation survey data from manufacturing companies in the non-durable goods industry with annual gross revenues in the range of $40 to $80 million. The survey data included information on job duties, base salary and total cash compensation at the 25th, 50th and 75th percentiles, adjusted where appropriate for the geographic differential in Greenville, South Carolina. Compensation was generally considered to be within the market competitive range if total cash compensation was within 90-110% of the market 50th percentile. The salary levels of the executive officers were based primarily on individual performance, overall Company financial performance and achievement of specific individual and corporate goals for the prior fiscal year. The Compensation Committee did not use any specific metrics to measure overall Company performance in setting salary levels but developed a general overall impression based on several measures including but not limited to the Company’s operating income, net income, sales growth, return on equity and return on assets. The salary levels of the executive officers must fall within the designated salary ranges for the appropriate job grade level, pursuant to the Company’s salary administration plan.

The executive officers’ fiscal 2005 bonuses under the Bonus Plan were determined based on the Company’s achievement of operating profit targets in relation to the Company’s 2005 operating plan. No awards were made to executive officers under the 2000 Restricted Stock Plan in fiscal 2005. In order to reward past performance and encourage future growth and profitability of the Company, the executive officers were awarded stock options under the Company’s 1997 Stock Option Plan as described above under the sub-heading “Option Grants in Fiscal Year 2005.” The number of options awarded to each executive officer was determined by the Compensation Committee and was based on the estimated value of the options, the executives’ individual performance and level of responsibility, and the overall financial performance of the Company. As with salary determinations, the Compensation Committee did not use any specific metrics to measure overall Company performance in determining the numbers of options awarded but developed a general overall impression based on several measures including but not limited to the Company’s operating income, net income, sales growth, return on equity and return on assets. The option grants proposed by the Compensation Committee are submitted to the Board of Directors for approval.

Compensation of the Chief Executive Officer During Fiscal 2005

Mr. Ferguson’s compensation is determined by the Compensation Committee using the exact same factors as those applied to other executive officers as described above with performance-based determinations based on the Company’s overall financial performance. His total compensation for fiscal 2005, including all of the factors described above (valuing options granted during 2005 in accordance with generally accepted accounting principles as required in the Company’s financial statements) was $314,127, which the Compensation Committee believes is reasonable.

Other Compensation Plans

The Company has adopted certain broad-based employee benefit plans in which the chief executive officer and the other executive officers participate. Benefits under these plans are not included in the compensation tables set forth above. The Company has also adopted executive officer life insurance plans that are not broadly available to other employees, and the premiums paid by the Company under these plans for the Named Officers are included in the summary compensation table.

Submitted by the Compensation Committee Thomas F. Grady, Jr. Thomas D. Henrion Robert B. Johnston

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board is comprised of Thomas F. Grady, Jr., Thomas D. Henrion and Robert B. Johnston. The Company is not aware of any compensation committee interlocks or insider participation in the Compensation Committee.

Compensation of Non-employee Directors

Each director of the Company who is not also an officer of the Company receives an annual fee of 1,000 shares of unregistered Common Stock plus a per diem fee of $1,000 for each Board meeting and committee meeting attended. In addition, each non-officer director receives a fee of $500 for participating in Board or committee meetings held by telephone conference call. The Chairman of the Board receives an additional 1,000 shares of unregistered Common Stock per year (for a total of 2,000 shares) plus the same per diem and conference call fees described above. The Chairman of the Audit Committee receives an additional 500 shares of unregistered Common Stock per year (for a total of 1,500 shares) plus the same per diem and conference call fees described above. Stock compensation is issued to directors in accordance with the 2005 Non-Employee Director Stock Plan approved by the Company’s shareholders at last year’s annual meeting. Based on the $10.33 per share fair market value on March 9, 2005 when the stock compensation was issued, no director received more than $28,000 in fiscal 2005 for his services as a director. Directors who are also employees of the Company do not receive compensation for their services as directors.

Employment Agreements and Severance Protection Agreements

All Span-America employees, including the Named Officers, are employed at will by the Company and do not have employment agreements. In July 2002, the Company entered into severance protection agreements with each of the Named Officers at that date. In February 2004, the Company entered into a similar agreement with Ms. Totton after she was promoted to Vice President. The agreements provide for a lump sum severance payment of either 110% (for Messrs. Ackley, O’Reagan, Shew, and Ms. Totton) or 210% (for Messrs. Ferguson and Coggins) of each executive’s annual compensation if the executive’s employment is terminated without cause within one year following a change in control. Following such termination, the agreements also provide for vesting of the executives’ then outstanding options and restricted stock. The agreements have a rolling term of one year (except for Mr. Ferguson’s and Mr. Coggins’ agreements, which have two-year terms) that automatically extend each day for an additional day without any action by either party. Either party to an agreement may terminate the agreement by written notice to the other. Upon such notice, the agreement will cease to extend automatically, and will be terminated one year from the notice date (two years for Mr. Ferguson’s and Mr. Coggins’ agreements).

Under the severance agreements, “change in control” is generally defined as (i) the acquisition by any person of securities representing 35% or more of the combined voting power of the Company’s outstanding voting securities; (ii) during any period of up to two consecutive years, individuals who, at the beginning of such period, constitute the Board, or whose nomination as directors was approved by two-thirds of such persons or successors to such directors who were previously so approved, cease for any reason to constitute a majority of the Board; (iii) the stockholders of the Company approve a merger or consolidation of the Company with any corporation other than (A) a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to the merger or consolidation continuing to represent at least 51% of the voting power of the surviving entity, (B) a merger or consolidation effected to implement a recapitalization of the Company that meets certain conditions or (C) a plan of complete liquidation of the Company or a sale of substantially all of the Company’s assets; or (iv) the occurrence of any other event that the Board determines affects control of the Company and with respect to which the Board adopts a resolution that such event constitutes a change in control for purposes of the severance agreements.

PERFORMANCE GRAPH

Notwithstanding any statement in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, incorporating future or past filings, including this Proxy Statement, in whole or in part, the following Performance Graph shall not be incorporated by reference into any such filing unless the incorporation specifically lists the following Performance Graph.

The following graph sets forth the performance of the Company’s Common Stock for the five-year period from September 30, 2000, through October 1, 2005, compared to the Russell 2000 Index and a peer group index. The peer group index was prepared by an unaffiliated third party and is comprised of all exchange-listed companies that had the standard industry classification code 3842 (which relates to medical products and supplies) at October 1, 2005. The companies included in the peer group index are shown below. All stock prices reflect the reinvestment of cash dividends.

COMPARISON OF CUMULATIVE TOTAL RETURN
AMONG SPAN-AMERICA MEDICAL SYSTEMS, INC.,
A PEER GROUP, AND THE RUSSELL 2000 INDEX

Assumes $100 invested on September 30, 2000.
Assumes dividends reinvested. Fiscal year ending October 1, 2005.

COMPANIES INCLUDED IN PEER GROUP INDEX
Standard Industry Classification Code 3842
at October 1, 2005

Ahpc Holding, Inc.	Allied Healthcare Products, Inc.	American Medical Systems Holdings, Inc.
Animas, Corp.	Armor Holdings, Inc.	ATS Medical, Inc.
Biomet, Inc.	Cardiotech International, Inc.	Chad Therapeutics, Inc.
CNS, Inc.	Dexterity Surgical, Inc.	DHB Industries, Inc.
DJ Orthopedics, Inc.	Edwards Lifesciences, Corp.	Emergency Filtration
Encore Medical Corp.	Exactech, Inc.	Implant Sciences Corp.
Inamed Corp.	Integra Lifesciences Holdings	Intricon Corp.
Invacare Corp.	Kensey Nash Corp.	Lakeland Industries
Langer, Inc.	Lifecell Corp.	Mammatech Corp.
MB Software Corp.	Medical Action Industries	Medicor Limited
Medjet, Inc.	Mentor Corp.	Milestone Scientific, Inc.
Mine Safety Appliances Co.	Orasure Technologies, Inc.	Quantum MRI, Inc.
Regeneration Technology, Inc.	Respironics, Inc.	Robomatix Technologies
Safetek International, Inc.	Sharps Compliance Corp.	Sonic Innovations, Inc.
Sontra Medical Corp.	Steris Corp.	Stryker Corp.
Tutogen Medical, Inc.	Uromed Corp., Inc.	Uroplasty, Inc.
Vascular Solutions, Inc.	Worksafe Industries, Inc.	Wright Medical Group, Inc.
Zapata Corp.	Zimmer Holdings, Inc.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company is not aware of any relationships or related party transactions required to be disclosed in this Proxy Statement pursuant to Item 404 of Regulation S-K.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities to file with the Securities and Exchange Commission (the “SEC”) initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required during the 2005 fiscal year, the Company believes that all of its executive officers and directors filed the required reports on a timely basis under Section 16(a) except for the following transactions: Messrs. Ackley, Coggins, Ferguson, Herlong, O’Reagan, Shew, Ms. Sitter and Ms. Totton were late in filing Form 4’s for options granted on February 10, 2005; and Messrs. Ferguson and O’Reagan were late filing Form 4’s for restricted shares that became vested on October 1, 2005.

AUDIT COMMITTEE REPORT

Notwithstanding any statement in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, incorporating future or past filings, including this Proxy Statement, in whole or in part, the following Audit Committee Report shall not be incorporated by reference into any such filing unless the incorporation specifically lists the following Audit Committee Report.

The Audit Committee is governed by a charter, a copy of which was included as Appendix A to the proxy statement for the Company’s 2005 annual meeting of shareholders and which is currently posted on the Company’s web site at www.spanamerica.com (select “About Us” then “Investor Relations” and then “Audit Committee Charter”). The Committee is comprised of four non-employee directors, all of whom are independent as defined in the current NASD listing standards. The Board has determined that Audit Committee Chairman Robert H. Dick is an audit committee financial expert with respect to the Company as defined by SEC regulations.

In carrying out its responsibilities, the Committee has done the following:

•	Reviewed and discussed the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended October 1, 2005 with the Company’s management and independent auditors.

•	Discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.

•
Received from the independent auditors written disclosures regarding auditor independence and the letter required by Independence Standards Board Standard No. 1, Independence Discussion with Audit Committees, and discussed with the auditors their independence from the Company and its management.

Based on the review and discussions described above, the Committee recommended to the Board of Directors that the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended October 1, 2005 be included therein, for filing with the Securities and Exchange Commission.

All members of the Audit Committee concur in this report.

Robert H. Dick (Chairman)
Thomas F. Grady, Jr.
Peter S. Nyberg
Douglas E. Kennemore, M.D.

ITEM 2

STOCKHOLDER PROPOSAL CONCERNING
DE-CLASSIFICATION OF THE BOARD OF DIRECTORS

Farnam Street Partners, L.P. (“Farnam”), having the address 3033 Excelsior Boulevard, Suite 300, Minneapolis, Minnesota, 55416, is the beneficial owner of 248,514 shares of the Company’s common stock, or approximately 9.4% of the Company’s outstanding common stock, and has notified us that it intends to propose adoption of the following resolution at the Annual Meeting. Farnam has furnished the supporting statement that follows the proposed resolution.

NOTE: South Carolina law does not permit shareholders of a public company (such as Span-America) to propose amendments to the company’s articles of incorporation that bind the company or its board of directors. Under South Carolina law, only such a company’s board of directors can propose to amend the company’s articles of incorporation. Any such proposal in most instances would then have to be approved by holders of two-thirds of the company’s outstanding common stock to be effective. Span-America’s Board is NOT proposing the articles amendment in the following proposal. Thus the Company is treating the following proposal solely as a recommendation to Span-America’s Board that it take the necessary steps within its power to amend Span-America’s articles of incorporation as contemplated in the proposal.

Shareholder Proposal

RESOLVED, that Article Five of the Articles of Incorporation of Span-America Medical Systems, Inc. be deleted in its entirety and replaced with the following:

“The business and affairs of the Corporation shall be managed and controlled by a Board of Directors consisting of nine (9) persons. Each director shall hold office until the next annual meeting of shareholders or until removed pursuant to the Corporation’s Bylaws.”

Shareholder’s Statement in Support of the Proposal

We believe the election of directors is the most powerful way that shareholders influence the strategic direction of a public company. Currently, the Board of Directors of Span-America is divided into three classes serving staggered three-year terms. It is our belief that the classification of the Board of Directors is not in the best interests of Span-America and its shareholders because it reduces accountability and is an unnecessary anti-takeover device. The elimination of the staggered board would require each director to stand for election annually. We believe that such annual accountability would serve to keep directors closely focused on the performance of top executives and on maximizing shareholder value.

A classified board of directors protects the incumbency of the board of directors and current management, which in turn limits accountability to shareholders. It is our belief that Span-America’s corporate governance procedures and practices, and the level of management accountability they impose, are related to the financial performance of the company. We believe sound corporate governance practices, such as the annual election of directors, will impose the level of management accountability necessary to help insure that a good performance record continues over the long term.

The Board recommends a vote AGAINST the forgoing proposal to amend the Company’s articles of incorporation to declassify the Board.

In 1992, the Company’s shareholders voted to amend the Company’s articles of incorporation to provide for a nine-member Board divided into three classes of directors who are elected to staggered three-year terms, with one class (comprised of three directors) being elected each year. The Farnam Street Partners’ proposal would have the effect of a recommendation that the Board take the necessary steps within its power to reverse this shareholder vote and cause all nine directors to be elected every year for one-year terms. The Board recommends voting against this change for the following reasons:

1.
Director Continuity and Stability. The classified board provides the Company with director continuity and stability by ensuring that a substantial portion of the directors, usually at least six out of nine of them, will have prior experience and in-depth knowledge about the Company, its business, its products and markets and its competitive environment.

2.	Long-Term Strategy and Focus. The continuity and stability provided by the classified board enhances the Board’s ability to focus on long-term strategy and the long-term performance of the Company.

3.
Enhanced Ability to Maximize Shareholder Value. A classified board is a partial safeguard against inadequate tender offers and unsolicited attempts to seize control of the Company that might result in shareholders receiving less than the full value of their shares. A classified board prevents an acquiror from winning all of the board seats at one election thus giving the Board the opportunity to carefully consider potential acquisitions of the Company and alternatives from a position of strength and the bargaining power to maximize shareholder value in any sale of the Company.

4.	Same Duties to Shareholders. Directors serving staggered three-year terms have the same duties of care and loyalty to the Company and its shareholders as directors serving one-year terms.

Required Vote

The Farnam Street Partners’ proposal to recommend that the Board take the necessary steps within its power to declassify the Board will be approved if a quorum is present at the Annual Meeting and the number of votes cast for the proposal exceeds the number of votes cast against it. Abstentions and broker non-votes will have no effect on the vote for the proposal.

Note that in order for the Company’s articles of incorporation to actually be amended as contemplated in the proposal to de-stagger the Company’s Board, the Board would have to resolve to agree with the recommendation, approve the articles amendment itself and submit the amendment to the Company’s shareholders for their approval at an annual or special meeting of shareholders. The affirmative vote of holders of two-thirds of the Company’s outstanding common stock would then be required to approve the amendment to the Company’s articles of incorporation, and abstentions and broker non-votes would have the effect of votes against such an amendment. Thus if the Farnam proposal is approved at the Annual Meeting, the Board will not be de-staggered unless and until these additional steps are taken. The Board has not determined whether or not it would take the steps necessary to submit such an articles amendment to the Company’s shareholders if the above proposal is approved by shareholders at this Annual Meeting.

APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors has selected Elliott Davis, LLC as the independent registered public accountants for the Company for its 2006 fiscal year. Representatives of Elliott Davis, LLC will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders. Elliott Davis, LLC became the Company’s independent auditors and tax advisors in fiscal year 2000. Neither the firm nor any of its members has any relation with the Company except in the firm’s capacity as auditors and tax advisors.

Audit Fees

The table below and the accompanying footnotes set forth the fees paid by the Company to its independent auditors Elliott Davis, LLC for the periods and in the categories indicated.

	Fiscal 2005		Fiscal 2004
Audit fees	$51,100		$47,600
Audit related fees	6,900	(1)	6,000	(1)
Tax fees	7,100	(2)	6,400	(2)
All other fees	400	(3)	0
Total fees for all services	$65,500		$60,000

(1)	Audit related fees consist of fees paid for the audit of the Company’s 401(k) plan.
(2)	Tax fees consist of fees paid for preparation of the Company’s federal and state income tax returns.
(3)	All other fees consist of fees paid for tax-related consultation on certain Company transactions.

The Audit Committee charter permits the committee to establish pre-approval policies and procedures to govern the independent auditor’s engagement; however, the committee has not chosen to adopt any such pre-approval policies and procedures and has instead approved all services of Elliott Davis, LLC itself prior to the rendering of these services.

SHAREHOLDER PROPOSALS

Proposals by shareholders for consideration at the 2007 Annual Meeting of Shareholders must be received at the Company’s offices at 70 Commerce Center, Greenville, South Carolina 29615 no later than September 26, 2006 if any such proposal is to be eligible for inclusion in the Company’s proxy materials for its 2007 Annual Meeting of Shareholders. Under the regulations of the Securities and Exchange Commission, the Company is not required to include shareholder proposals in its proxy materials unless certain other conditions specified in those regulations are satisfied.

If shareholders wish to nominate their own candidates for director (as opposed to recommending candidates to be nominated by the Company as described above under the heading “Election of Directors - Director Nominations”), shareholder nominations for directors at the 2007 annual meeting of shareholders must be submitted to the Company in proper written form (as provided in the Company’s bylaws) and must be received by the Secretary of the Company at the above address no later than the close of business on the 30th day prior to the date of the 2007 annual meeting and no earlier than the close of business on the 60th day prior to the date of the 2007 annual meeting. Other shareholder proposals to be brought before the 2007 annual meeting of Shareholders must be submitted to the Company in proper written form (as provided in the Company’s bylaws) and must be received by the Secretary of the Company at the above address no later than the close of business on January 2, 2007 and no earlier than the close of business on November 30, 2006 if any such proposals are to be eligible to be brought up and considered at the annual meeting.

PROXY SOLICITATION

Cost of Solicitation

The Company will bear the cost of this proxy solicitation, including the cost of preparing, handling, printing and mailing these Proxy Materials. Employees and officers will be reimbursed for any actual out-of-pocket expenses they incur in connection with the solicitation. Proxies will be solicited principally by mail but may also be solicited by telephone or through personal solicitation conducted by regular employees of the Company without additional compensation. The Company has also engaged Corporate Communications, Inc., in Nashville, Tennessee, to assist in investor relations activities, including distributing shareholder information and contacting brokerage houses, custodians, nominees and fiduciaries, for a fee of approximately $5,000 plus reimbursement of reasonable out-of-pocket expenses.

Banks, Brokers and Other Custodians

Banks, brokers and other custodians are requested to forward proxy solicitation materials to their customers where appropriate, and the Company will reimburse such banks, brokers and custodians for their reasonable out-of-pocket expenses in sending the Proxy Materials to beneficial owners of Common Stock.

FINANCIAL INFORMATION

The Company’s 2005 Annual Report on Form 10-K containing financial statements reflecting the financial position and results of operations of the Company for the fiscal year ended October 1, 2005, but excluding exhibits, is being mailed to shareholders with these Proxy Materials. The Company will provide without charge to any shareholder of record as of December 21, 2005, and to each person to whom these Proxy Materials are delivered in connection with the Annual Meeting, who so requests in writing, a copy of such Annual Report on Form 10-K including all exhibits thereto. Any such request should be directed to Span-America Medical Systems, Inc., P.O. Box 5231, Greenville, South Carolina 29606-5231 Attention: Richard C. Coggins.

OTHER MATTERS

Management of the Company is not aware of any other matter to be brought before the Annual Meeting. If other matters are duly presented for action, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors /s/ Richard C. Coggins Richard C. Coggins Secretary

January 24, 2006
Greenville, South Carolina

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Post Office Box 5231
Greenville, South Carolina 29606-5231

PROXY

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Annual Meeting, February 28, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Span-America Medical Systems, Inc. (the “Company”), hereby revoking all previous proxies, hereby appoints JAMES D. FERGUSON and THOMAS D. HENRION, and each of them individually, the attorney of the undersigned with power of substitution, to vote all stock of the Company standing in the name of the undersigned upon all matters at the Company’s Annual Meeting to be held at the Company’s headquarters at 70 Commerce Center, Greenville, South Carolina, on Tuesday, February 28, 2006, at 9:00 a.m. and at any adjournments thereof, with all powers the undersigned would possess if personally present, and without limiting the general authorization and power hereby given, directs said attorneys or either of them to cast the undersigned’s vote as specified on the reverse side.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF
SPAN-AMERICA MEDICAL SYSTEMS, INC.

February 28, 2006

Please date, sign and mail your proxy card	COMPANY NUMBER
in the envelope provided as soon as possible.
ACCOUNT NUMBER

|NUMBER OF SHARES

Please detach and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED IN ITEM 1 AND “AGAINST” APPROVAL OF THE SHAREHOLDER PROPOSAL IN ITEM 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

The nominees for director listed below were nominated by the Company’s Board of Directors. The proposal in Item 2 was made by Farnam Street Partners, L.P., a shareholder of the Company. Approval of each matter is independent of the approval of all other matters.

1.	Election of Directors as set forth in the accompanying Proxy Statement (except as marked to the contrary below).

NOMINEES
ڤ	FOR ALL NOMINEES	ڤ	Guy R. Guarch
		ڤ	Thomas D. Henrion
ڤ	WITHHOLD AUTHORITY	ڤ	Linda D. Norman
FOR ALL NOMINEES

ڤ	FOR ALL EXCEPT
(See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” AND FILL IN THE BOX NEXT TO EACH NOMINEE YOU WISH TO WITHHOLD AS SHOWN HERE ■

2.
Shareholder proposal that has the effect of recommending to the Company’s Board of Directors that they approve and propose to shareholders an amendment to the Company’s Articles of Incorporation to “de-stagger” the Company’s Board of Directors.

ڤ FOR	ڤ AGAINST	ڤ ABSTAIN

3.	At their discretion upon such other matters as may properly come before the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SPAN-AMERICA MEDICAL SYSTEMS, INC. AND WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE BY THE UNDERSIGNED. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” ALL OF THE NOMINEES LISTED IN ITEM 1 AND “AGAINST” THE SHAREHOLDER PROPOSAL IN ITEM 2.

 To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder: _____________________________ Signature of Shareholder: _____________________________	Date: ________________ Date: ________________

NOTE: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. If the signer is a corporation, please sign full corporate name by duly authorized officer giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.